William D. Chapman
Director, Investor Relations
847-535-0881
william.chapman@grainger.com

GRAINGER CORRECTS EPS DUE TO INCORRECT SHARE COUNT

Reported Earnings Unchanged

CHICAGO, February 7, 2007 – Grainger (NYSE:GWW) today announced it had used an incorrect number of average shares outstanding in calculating earnings per share in conjunction with its fourth quarter and year-end earnings release. Net earnings for the quarter of $99 million and year of $383 million are not affected. Earnings per share, however, were overstated by one cent for both the quarter and the year. For the quarter, the correct earnings per share are $1.13, and for the full year ending December 31, 2006, the correct earnings per share are $4.24. The growth rate of 12 percent versus 2005 EPS is unchanged. No other amounts in the release were affected other than earnings per share and average number of shares outstanding. A corrected copy of the Consolidated Statements of Earnings (Unaudited) for the three months and twelve months ended December 31, 2006, accompanies this release.

The error occurred in the year-end calculation when the number of shares outstanding was entered incorrectly. The company has revised its procedures to add additional reviews to prevent reoccurrence.

W.W. Grainger, Inc. (NYSE: GWW), with 2006 sales of $5.9 billion, is a leading broad line supplier of facilities maintenance products serving businesses and institutions in Canada, China, Mexico and the United States. Through a highly integrated network including nearly 600 branches, 18 distribution centers and multiple Web sites, Grainger’s employees help customers get the job done, saving them time and money by having the right products to keep their facilities running. Grainger is the national founding sponsor of the American Red Cross Ready When the Time ComesTM corporate volunteer training program. To view information about the company, including a history of daily sales by segment and a prerecorded message regarding fourth quarter and full year 2006 results, visit www.grainger.com/investor.

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CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	($ in thousands except for per share data)		($ in thousands except for per share data)
	2006	2005	2006	2005
Net sales	$ 1,462,158	$ 1,390,606	$ 5,883,654	$ 5,526,636
Cost of merchandise sold	860,727	803,232	3,529,504	3,365,095
Gross profit	601,431	587,374	2,354,150	2,161,541

Warehousing, marketing and administrative expenses	453,634	443,417	1,776,079	1,642,552
Operating earnings	147,797	143,957	578,071	518,989

Other income and (expense)
Interest income	5,185	4,770	21,496	12,882
Interest expense	(446)	(482)	(1,926)	(1,863)
Equity in income of unconsolidated entities	411	688	2,960	2,809
Gain on sale of joint venture	-	-	2,291	-
Unclassified-net	36	82	131	(143)
Net other income and (expense)	5,186	5,058	24,952	13,685

Earnings before income taxes	152,983	149,015	603,023	532,674

Income taxes	54,050	45,181	219,624	186,350

Net earnings	$ 98,933	$ 103,834	$ 383,399	$ 346,324

Earnings per share -Basic	$ 1.15	$ 1.17	$ 4.36	$ 3.87
-Diluted	$ 1.13	$ 1.13	$ 4.24	$ 3.78

Average number of shares outstanding -Basic	85,115,957	89,325,384	87,838,723	89,568,746
-Diluted	87,823,937	91,682,735	90,523,774	91,588,295

Segment results:
	2006	2005	2006	2005
Sales
Grainger branch-based	$ 1,225,902	$ 1,169,703	$ 4,910,836	$ 4,649,200
Acklands-Grainger	137,570	130,669	565,098	502,021
Lab Safety Supply	99,688	91,210	411,511	380,091
Intersegment sales	(1,002)	(976)	(3,791)	(4,676)
Net sales to external customers	$ 1,462,158	$ 1,390,606	$ 5,883,654	$ 5,526,636

Operating earnings
Grainger branch-based	$ 159,532	$ 151,020	$ 593,455	$ 522,635
Acklands-Grainger	3,172	2,835	15,242	14,003
Lab Safety Supply	9,959	11,935	52,283	52,712
Unallocated expense	(24,866)	(21,833)	(82,909)	(70,361)
Operating earnings	$ 147,797	$ 143,957	$ 578,071	$ 518,989

Operating margins	10.1%	10.4%	9.8%	9.4%
ROIC* for Grainger branch-based			35.2%	33.0%
ROIC* for Acklands-Grainger			4.7%	4.8%
ROIC* for Lab Safety Supply			31.9%	36.6%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation. ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a 13 point average for net working assets. Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (non operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve. Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

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